Exhibit 99.1

Novo Integrated Sciences’ IoNovo for Kids Granted Registration Number and Regulatory Approval by Turkey’s Ministry of Health

Partners with NOYEM Global Foreign Trade and Consultancy Inc. for Distribution in Turkey

BELLEVUE, Wash., September 13, 2023 – Novo Integrated Sciences, Inc. (NASDAQ: NVOS) (the “Company” or “Novo”), today announced that its IoNovo for Kids pure iodine oral spray has been granted a registration number and received regulatory approval by Turkey’s Ministry of Health as a dietary supplement determined to be safe, effective, of high quality, and eligible for sale in Turkey. With this registration, Novo’s two IoNovo Iodine related products have full approval for distribution and sale throughout Turkey.

Novo has partnered with NOYEM Global Foreign Trade and Consultancy Inc. (NOYEM), a Turkish entity with over 25 years of experience in the sale and distribution of pharmaceutical and medical device products. Phase 1 of NOYEM’s plan provides for 3 separate distribtuion and sales channels including (i) doctors at over 100 different institutions in approximately 40 different cities across Turkey including govermental, university, and private hospitals; (ii) pharmaceutical wholesalers that serve approximately 15,000 pharmacies; and (iii) e-commerce platforms including Turkey’s largest e-commerce platform with approximately 30 million active members.

For decades, the global medical community has recognized Iodine as an essential micronutrient that assists the thyroid to produce T3 and T4 hormones needed for a healthy metabolism, immune system, increased energy levels, and cognitive development, Additionally, Iodine is known to promote healthy skin, nails, and hair. IoNovo Iodine is directly absorbed into the bloodstream through a precise oral spray dosage without interacting with the oral micro-biome or any bacteria or viruses. All of Novo’s IoNovo products are designed to be delivered via oral spray which is proven to be significantly more effective in absorption than pill or gel capsules.

About Novo Integrated Sciences, Inc.

Novo Integrated Sciences, Inc. is pioneering a holistic approach to patient-first health and wellness through a multidisciplinary healthcare ecosystem of services and product innovation. Novo offers an essential and differentiated solution to deliver, or intend to deliver, these services and products through the integration of medical technology, advanced therapeutics, and rehabilitative science.

We believe that “decentralizing” healthcare, through the integration of medical technology and interconnectivity, is an essential solution to the rapidly evolving fundamental transformation of how non-catastrophic healthcare is delivered both now and in the future. Specific to non-critical care, ongoing advancements in both medical technology and inter-connectivity are allowing for a shift of the patient/practitioner relationship to the patient’s home and away from on-site visits to primary medical centers with mass-services. This acceleration of “ease-of-access” in the patient/practitioner interaction for non-critical care diagnosis and subsequent treatment minimizes the degradation of non-critical health conditions to critical conditions as well as allowing for more cost-effective healthcare distribution.

The Company’s decentralized healthcare business model is centered on three primary pillars to best support the transformation of non-catastrophic healthcare delivery to patients and consumers:

●	First Pillar: Service Networks. Deliver multidisciplinary primary care services through (i) an affiliate network of clinic facilities, (ii) small and micro footprint sized clinic facilities primarily located within the footprint of box-store commercial enterprises, (iii) clinic facilities operated through a franchise relationship with the Company, and (iv) corporate operated clinic facilities.

●	Second Pillar: Technology. Develop, deploy, and integrate sophisticated interconnected technology, interfacing the patient to the healthcare practitioner thus expanding the reach and availability of the Company’s services, beyond the traditional clinic location, to geographic areas not readily providing advanced, peripheral based healthcare services, including the patient’s home.

●	Third Pillar: Products. Develop and distribute effective, personalized health and wellness product solutions allowing for the customization of patient preventative care remedies and ultimately a healthier population. The Company’s science-first approach to product innovation further emphasizes our mandate to create and provide over-the-counter preventative and maintenance care solutions.

Innovation through science combined with the integration of sophisticated, secure technology assures Novo Integrated Sciences of continued cutting-edge advancement in patient-first platforms.

For more information concerning Novo Integrated Sciences, please visit www.novointegrated.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, or the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “potential,” “continue,” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks, and uncertainties are discussed in Novo’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown uncertainties and other factors which are, in some cases, beyond Novo’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects Novo’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. Novo assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The contents of any website referenced in this press release are not incorporated by reference herein.

Chris David, COO & President
Novo Integrated Sciences, Inc.
chris.david@novointegrated.com
(888) 512-1195